FOR IMMEDIATE RELEASE

Contact:  Yashima White AziLove
  240.997.3180
                 corpcomm@radio-one.com

RADIO ONE CHIEF ADMINISTRATION OFFICER TO STEP DOWN AT END OF YEAR

(SILVER SPRING, MD…April 18, 2017)  Linda Vilardo, Chief Administration Officer of Radio One, announced her decision to leave the Company after 19 years of service effective December 31, 2017.

Vilardo said, “I’ve been working non-stop for many years, and I’m looking forward to taking a break and seeing what the future holds.”

About Radio One, Inc.

Radio One, Inc. (radio-one.com), together with its subsidiaries, is a diversified media company that primarily targets African-American and urban consumers. It is one of the nation's largest radio broadcasting companies, currently owning and/or operating 53 broadcast stations in 15 urban markets in the United States. Through its controlling interest in Reach Media, Inc. (blackamericaweb.com), the Company also operates syndicated programming including the Tom Joyner Morning Show, the Russ Parr Morning Show, the Rickey Smiley Morning Show, Get up Morning! with Erica Campbell, the DL Hughley Show, Bishop T.D. Jakes' Empowering Moments, the Ed Lover Show, the Willie Moore Jr Show, the Nightly Spirit with Darlene McCoy and the Reverend Al Sharpton Show. Beyond its core radio broadcasting franchise, Radio One owns Interactive One (interactiveone.com), the fastest growing and definitive digital resource for Black and Latin Americans, reaching millions each month through social content, news, information, and entertainment. Interactive One operates a number of branded sites including News One (news), The Urban Daily (men), Hello Beautiful (women), Global Grind (Millennials) and social networking websites such as BlackPlanet and MiGente. The Company also owns TV One, LLC (tvone.tv), a cable/satellite network programming serving more than 57 million households, offering a broad range of real-life and entertainment-focused original programming, classic series, movies and music designed to entertain, inform and inspire a diverse audience of adult Black viewers. Additionally, One Solution combines the dynamics of the Radio One’s holdings to provide brands with an integrated and effectively engaging marketing approach that reaches 82% of Black Americans throughout the country.

Source: Radio One